Exhibit 99.1

News Release
General Inquiries: (713) 783-8000 www.sanchezmidstream.com

Sanchez Midstream Partners Reports Third Quarter 2018 Financial Results; Declares New Cash Distribution

HOUSTON--(GLOBE NEWSWIRE)--Nov. 9, 2018--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today reported third quarter 2018 results.  Highlights include:

•	Net income of $0.4 million for third quarter 2018, which compares to a net loss of $1.8 million for second quarter 2018 and net income of $3.8 million for third quarter 2017;
•

Adjusted EBITDA (a non-GAAP financial measure) of $18.4 million for third quarter 2018, which compares to Adjusted EBITDA of $17.6 million for second quarter 2018 and $17.8 million for third quarter 2017, respectively;

•	A third quarter 2018 cash distribution on common units of $0.15 per unit ($0.60 per unit annualized), which is payable Nov. 30, 2018; and
•	Cash available for distribution (a non-GAAP financial measure) of approximately $6.6 million, resulting in a distribution coverage ratio of 2.7 times.

MANAGEMENT COMMENTARY

“We continue to successfully execute our 2018 plan,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “While the Partnership saw lower than expected volumes on our midstream systems during third quarter 2018, we are aware that Sanchez Energy Corporation has undertaken a number of key initiatives to improve operations and capital efficiency since the beginning of the year, which include an increase in capital spending at their core Catarina asset.  These initiatives have resulted in increased production, including strong production at Catarina in October 2018, which we anticipate will positively impact throughput on the Partnership’s midstream assets.  Accordingly, we believe we remain within the range of our forecast for the full year and continue to see opportunities for upside in the years to come.

“Notwithstanding, we note that capital markets have generally shifted away from valuing master limited partnerships on yield and see little opportunity to fund growth at the Partnership with equity issuances in the current environment.  With this in mind, we have made the decision to set the third quarter 2018 cash distribution at $0.15 per common unit in order to enhance the Partnership’s financial flexibility and meaningfully impact distribution coverage.  Having declared the new cash distribution, we plan to use cash from operations to fund growth capital, reduce debt and position the Partnership to repurchase common units over time.  The Partnership’s third quarter 2018 net income and Adjusted EBITDA improved when compared to second quarter 2018.  As a result, cash available for distribution this quarter was approximately $6.6 million, which covers the new cash distribution on common units by 2.7 times.”

Financial Results

The Partnership’s revenue totaled $18.2 million during third quarter 2018.  Included in total revenue is $14.7 million from the midstream activities of Western Catarina Midstream and the Seco Pipeline, approximately $5.9 million from production activities, a $0.6 million loss on hedge settlements and a $1.8 million loss on mark-to-market activities, which is a non-cash item.

Earnings from Carnero G&P LLC, the Partnership’s 50/50 midstream joint venture with Targa Resources Corp. (NYSE: TRGP) in South Texas (“the Carnero JV”) totaled $2.3 million during third quarter 2018.  Cash distributions to the Partnership from the Carnero JV related to third quarter 2018 operating results were $6.4 million.

The Partnership recorded net income of $0.4 million for third quarter 2018, which compares to a net loss of $1.8 million for second quarter 2018 and net income of $3.8 million for third quarter 2017.

The Partnership’s Adjusted EBITDA (a non-GAAP financial measure) for third quarter 2018 was $18.4 million, which compares to Adjusted EBITDA of approximately $17.6 million for second quarter 2018 and Adjusted EBITDA of $17.8 million for third quarter 2017.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

liquidity Update

As of Sept. 30, 2018, the Partnership had $184 million in debt outstanding under its credit facility, which has a current borrowing base of $310 million and an elected commitment amount of $210 million.  The midstream portion of the borrowing base is $275 million, which results in the Partnership’s midstream collateral covering the $210 million elected commitment amount by approximately 1.3 times.

The Partnership had approximately $2.3 million in cash and cash equivalents as of Sept. 30, 2018.

HEDGE UPDATE

For the full year 2018, the Partnership has hedged approximately 497,328 million British thermal units (“MMBtu”) of its natural gas production at an effective NYMEX fixed price of approximately $3.00 per MMBtu and approximately 260 thousand barrels of its crude oil production at an effective NYMEX fixed price of approximately $59.73 per barrel.  The Partnership has additional hedges covering a portion of its production in 2019 and 2020.  Additional information about SNMP’s hedges can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission and in the Investor Presentation available on the Partnership’s website (www.sanchezmidstream.com).

DISTRIBUTIONS

On Nov. 8, 2018, the Partnership declared a third quarter 2018 cash distribution on its common units of $0.15 per unit ($0.60 per unit annualized).  The Partnership also declared a third quarter 2018 distribution to the holders of its Class B preferred units of $0.28225 per Class B preferred unit.  The distributions are payable on Nov. 30, 2018 to holders of record on Nov. 20, 2018.

Based on third quarter 2018 Adjusted EBITDA of $18.4 million, cash interest expense of $2.5 million, maintenance capital of $0.4 million, and $8.8 million in preferred unit distributions made in cash, the Partnership generated approximately $6.6 million in cash available for distribution (a non-GAAP financial measure) during third quarter 2018, resulting in a distribution coverage ratio of 2.7 times.

Conference Call information

The Partnership will host a conference call at 10 a.m. Central Time (11 a.m. Eastern Time) on Friday, Nov. 9, 2018 to discuss third quarter 2018 results.

Interested parties in the U.S. may participate in the conference call by dialing (844) 824-3837 shortly before 10 a.m. Central Time (11 a.m. Eastern Time).  The international phone number is (412) 317-5161.  Callers should request the “Sanchez Midstream Partners Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezmidstream.com) under the Investor Relations page.  A replay will be available approximately three hours after the call through Nov. 16, 2018, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time).  The replay may be accessed by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International), and referencing the replay passcode: 10125188.

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and other energy related assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines and natural gas processing facilities, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov)  and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

Non-GAAP Measures

We present Adjusted EBITDA and cash available for distribution, non-GAAP financial measures, in addition to our reported net income (loss), the most comparable GAAP financial measure, in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation expense; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.  For a reconciliation of net income (loss) to Adjusted EBITDA, the most directly comparable GAAP measure, see the tables at the end of this news release.  Cash available for distribution is defined as Adjusted EBITDA less cash interest expense; cash distributions on preferred units; and maintenance capital.  For a reconciliation of net income (loss) to cash available for distribution, the most directly comparable GAAP measure, see the tables at the end of this news release.

Adjusted EBITDA and cash available for distribution are significant performance metrics used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders.  Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates.  Adjusted EBITDA and cash available for distribution are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess: (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations.  The GAAP measure most directly comparable to Adjusted EBITDA and cash available for distribution is net income (loss).  Our non-GAAP financial measures of Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income (loss).  Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income (loss).  Adjusted EBITDA and cash available for distribution should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.  Because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.  For reconciliations of Adjusted EBITDA and cash available for distribution to net income (loss), the most comparable GAAP financial metric, please see the tables below.

Forward-Looking Statements

This news release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our business strategy; our acquisition strategy; our financing strategy; our ability to make, maintain and grow distributions; our future operating results; the ability of our customers to meet their drilling and development plans on a timely basis, or at all, and perform under gathering, processing and other agreements; the ability of our partners to perform under our joint ventures and partnerships; our future capital expenditures; and our plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this news release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this news release are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  Important factors that could cause our actual results to differ materially from the expectations listed in the forward-looking statements include, among others, our ability to successfully execute our business, acquisition and financing strategies; our ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis, or at all, and perform under gathering, processing and other agreements; the ability of our partners to perform under our joint ventures and partnerships; the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities; our ability to access the credit and capital markets to obtain financing on terms we deem acceptable, if at all, and to otherwise satisfy our capital expenditure requirements; the timing and extent of changes in prices for, and demand for, natural gas, natural gas liquids and oil; our ability to successfully execute our hedging strategy and the resulting realized prices therefrom; the credit worthiness and performance of our counterparties, including financial institutions, operating partners and other parties; and other factors described in our most recent Annual Report on Form 10-K and any updates to those risk factors set forth in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  Our filings with the U.S. Securities and Exchange Commission are available on our website at www.sanchezmidstream.com and on the SEC’s website at www.sec.gov.  Management’s assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in forward-looking statements.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Kevin Smith

VP of Investor Relations

(281) 925-4828

Sanchez Midstream Partners LP

Operating Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Gathering and Transportation Throughput:

Seco Pipeline
Natural gas (MMcf)	1,475	5,298	12,381	5,298

Western Catarina Midstream
Oil (MBbls)	1,180	984	3,301	3,049
Oil (MBbls/d)	13	11	12	11
Natural gas (MMcf)	14,271	14,952	42,070	44,040
Natural gas (MMcf/d)	155	163	154	161

Net Production in MBoe:

Total production (MBoe)	98	188	357	788
Average daily production (Boe/d)	1,065	2,043	1,308	2,886

Average Sales Price per Boe:

Net realized price, including hedges (1)	$53.60	$60.39	$47.34	$39.44
Net realized price, excluding hedges (2)	$59.72	$32.12	$51.11	$28.32

(1)	Excludes impact of mark-to-market gains (losses).
(2)	Excludes the impact of all hedging gains (losses).

Sanchez Midstream Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands, except per unit amounts)
Oil, liquids, and gas sales	$5,853	$6,046	$18,245	$22,227
Gathering and transportation sales	1,582	14,234	4,931	39,621
Gathering and transportation lease revenues	13,148	—	38,634	—
Gain (loss) on mark-to-market activities	(2,431)	(1,684)	(8,083)	7,584
Total revenues	18,152	18,596	53,727	69,432

Operating expenses:
Lease operating expenses	1,905	1,735	5,883	10,599
Transportation operating expenses	3,061	2,661	8,979	8,989
Cost of sales	—	—	—	77
Production taxes	292	340	901	1,166
General and administrative	5,109	5,614	17,193	17,576
Unit-based compensation expense	155	631	2,940	1,951
Gain on sale of assets	(238)	(2,546)	(2,626)	(2,546)
Depreciation, depletion and amortization	6,507	6,899	19,680	28,017
Asset impairments	—	—	—	4,688
Accretion expense	123	149	372	647
Total operating expenses	16,914	15,483	53,322	71,164

Other (income) expense:
Interest expense, net	2,786	2,215	8,165	5,994
Earnings from equity investments	(2,313)	(2,873)	(9,696)	(4,397)
Other expense	352	—	1,876	—
Total expenses, net	17,739	14,825	53,667	72,761
Income (loss) before income taxes	413	3,771	60	(3,329)
Income tax expense	—	—	—	—
Net income (loss)	413	3,771	60	(3,329)
Less:
Preferred unit paid-in-kind distributions	—	—	(3,500)	(2,625)
Preferred unit distributions	(8,838)	(8,750)	(24,588)	(24,500)
Preferred unit amortization	(608)	(463)	(1,707)	(1,300)
Net loss attributable to common unitholders	$(9,033)	$(5,442)	$(29,735)	$(31,754)

Adjusted EBITDA	$18,355	$17,751	$54,534	$43,623

Net loss per unit
Common units - Basic	$(0.59)	$(0.38)	$(1.97)	$(2.29)
Weighted Average Units Outstanding
Common units - Basic	15,398,453	14,313,999	15,114,671	13,888,057

Sanchez Midstream Partners LP

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	($ in thousands)
Current assets	$10,986	$17,527
Midstream and production assets, net	200,997	213,145
Other assets	280,285	297,751
Total assets	$492,268	$528,423

Current liabilities	$13,347	$13,413
Long-term debt, net of debt issuance costs	182,300	187,808
Other long-term liabilities	17,114	12,598
Total liabilities	212,761	213,819

Mezzanine equity	349,207	343,912

Partners' deficit	(69,700)	(29,308)
Total partners' deficit	(69,700)	(29,308)
Total liabilities and partners' capital	$492,268	$528,423

Sanchez Midstream Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution

			Three Months	Three Months
	Three Months Ended		Ended	Ended	Nine Months Ended
	September 30,		March 31,	June 30,	September 30,
	2018	2017	2018	2018	2018	2017
	($ in thousands)
Net income (loss)	$413	$3,771	$1,442	$(1,795)	$60	$(3,329)
Adjusted by:
Interest expense, net	2,786	2,215	2,599	2,780	8,165	5,994
Depreciation, depletion and amortization	6,507	6,899	6,628	6,545	19,680	28,017
Asset impairments	—	—	—	—	—	4,688
Accretion expense	123	149	126	123	372	647
Gain on sale of assets	(238)	(2,546)	—	(2,388)	(2,626)	(2,546)
Unit-based compensation expense	155	631	1,438	1,347	2,940	2,648
Unit-based asset management fees	2,365	2,103	2,279	2,647	7,291	6,478
Distributions in excess of equity earnings	4,061	517	1,837	2,360	8,258	2,288
Loss on mark-to-market activities	2,183	7,000	1,978	4,453	8,614	1,173
Commodity derivatives settled early	—	(3,602)	—	—	—	(3,602)
Acquisition and divestiture costs	—	614	251	1,529	1,780	1,167
Adjusted EBITDA (1)	$18,355	$17,751	$18,578	$17,601	$54,534	$43,623
Adjusted by:
Maintenance capital expenditures(2)	(400)	(600)	(400)	(400)	(1,200)	(1,800)
Cash interest expense	(2,528)	(2,013)	(2,300)	(2,488)	(7,316)	(5,394)
Cash distributions on preferred units	(8,838)	(8,750)	(8,750)	(7,000)	(24,588)	(24,500)
Cash available for distribution	$6,589	$6,388	$7,128	$7,713	$21,430	$11,929

(1)

To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this quarterly report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net, (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation expense; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settled early; (xii) (gain) loss on embedded derivatives; and (xiii) acquisition and divestiture costs.

(2)

Represents estimated maintenance capital expenditures attributable to our controlling interest in our midstream and production assets. Maintenance capital expenditures are cash expenditures made to maintain, over the long-term, our operating capacity, operating income or asset base. Examples of maintenance capital expenditures are expenditures to develop and replace our oil and natural gas reserves as well as the repair, refurbishment and replacement of gathering and transportation assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.